As filed with the Securities and Exchange Commission on
                  December 16, 1994

                               Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          _______________________

                                 Form S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                          _______________________
                          The Timberland Company
          (Exact name of registrant as specified in its charter)

Delaware                                         02-0312554
(State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)          Identification Number)



                             200 Domain Drive
                      Stratham, New Hampshire  03885
    (Address, of principal executive offices, including zip code)

                          STOCK OPTION AGREEMENT
                         (Full title of the plan)
                           ____________________

                             SIDNEY W. SWARTZ
                          The Timberland Company
                             200 Domain Drive
                      Stratham, New Hampshire  03885
                              (603) 772-9500

           (Name and address, including zip code, and telephone
             number, including area code, of agent for service)
                            __________________

               Please send copies of all communications to:
                           HEMMIE CHANG, ESQUIRE
                               Ropes & Gray
                          One International Place
                        Boston, Massachusetts 02110
                              (617) 951-7000

                      CALCULATION OF REGISTRATION FEE


Title of                     Proposed     Proposed
each class                   maximum      maximum    Amount
securities      Amount       offering     aggregate  of
to be           to be        price per    offering   registration
registered      registered   share<F1>    price<F1>  fee



Class A          18,750      $21.06      $394,875.00 $137.00
Common Stock
$.01 Par Value

<f>
<F1>  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 on the basis of the average of the high and low prices of The Timberland Company Class A Common Stock, par value $0.01, reported on NYSE on December 13, 1994.
</f>

                         Exhibit Index on page 13;
                            Page 1 of 17 pages.




                          THE TIMBERLAND COMPANY


                           Class A Common Stock
                               18,750 Shares




 This Prospectus relates to 18,750 shares of Class A Common Stock, $.01 par value per share ("Common Stock"), of The Timberland Company (the "Company" or "Registrant") which may be sold by a certain selling stockholder (the "Selling Stockholder") of the Company from time to time through the public securities markets or through negotiated transactions. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

Investment considerations are discussed on page 2 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The Company's Common Stock is listed on the New York Stock Exchange.




             The date of this Prospectus is December 16, 1994.



                              CONTENTS


                                                        Page

AVAILABLE INFORMATION                                     1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE           1

INVESTMENT CONSIDERATIONS                                 2

SELLING STOCKHOLDER                                       3

PLAN OF DISTRIBUTION                                      4













                            AVAILABLE INFORMATION

    The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Registrant's Common Stock is listed on the New York Stock Exchange and reports, proxy and information statements and other information concerning the Registrant can be inspected at 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") (File No. 1-9548) are incorporated herein by reference:

    (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1993, as amended, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

    (b) The Company's quarterly reports on Form 10-Q for the fiscal quarters ended April 1, 1994, July 1, 1994 and September 30, 1994 filed pursuant to
Section 13(a) or 15(d) of the Exchange Act.

    (c) The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A (Commission File Number 1-9548), filed pursuant to Section 12(g) of the Exchange act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to The Timberland Company, Assistant Secretary, 200 Domain Drive, Stratham, New Hampshire, 03885, or by calling (603) 772-9500.


    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus relates solely to shares of Common Stock previously issued to the Selling Stockholder, Thomas R. Schwarz, under the Stock Option Agreement dated as of March 20, 1988, with the Company, that are hereby offered for the account of the Selling Stockholder and it may not be used or relied on in connection with any other offer or sale of securities of the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation in any state in which, or to any person to whom, it is unlawful to make such offer or solicitation.
                          _________________________

                                 THE COMPANY

    The Timberland Company, a Delaware corporation, has its principal executive offices at 200 Domain Drive, Stratham, New Hampshire 03885 (telephone number
(603) 772-9500).

    The Timberland Company designs, develops, manufacturers and markets men's and women's premium quality footwear, apparel and accessories under the Timberland brand. These products are sold primarily through better-grade department stores and retail stores throughout the United States and in more than 50 countries worldwide. In addition, the Company sells its products through specialty stores devoted exclusively to Timberland products which are operated or licensed by it in the United States, Europe, South America, Mexico, Australia, New Zealand and Asia. The Company also sells its products through Company-operated factory outlet stores.

                         INVESTMENT CONSIDERATIONS

    The following risk factors should be considered together with the other information contained in this Prospectus, in evaluating an investment in the Company.

    Competition. The Company has a variety of separate major competitors in sales of its separate lines of footwear, apparel and accessories. The Company's footwear lines are marketed in a highly competitive environment, and the footwear industry is subject to rapid changes in consumer preference. Although the footwear industry is fragmented to a great degree, many of the Company's competitors are larger and have substantially greater resources than the Company.

    Reliance on Personnel. The Company is dependent on its senior management including its Chief Executive Officer, Sidney W. Swartz, and its Chief Operating Officer, Jeffrey B. Swartz. There can be no assurance that the Company will be able to retain the services of its senior management.
The loss of key management personnel could have an adverse effect on the Company and its operations.


    Liquidity and Capital Resources. The Company uses unsecured revolving and committed lines of credit as the primary sources of financing to meet its seasonal and general working capital requirements. In order to meet its capital requirements in the coming year, the Company completed a private placement with a group of lenders for $106 million of senior unsecured notes (the "Notes") on December 15, 1994. The Notes bear interest at a fixed rate of 8.94% per annum and mature in 2001. The proceeds from the sale of the Notes will be used to repay existing indebtedness. The failure to raise capital on a timely basis to fund the Company's growth could have a material adverse effect on the Company, its liquidity and its operations.

    Seasonality. The Company's sales and profits have traditionally been higher in the second half of the year than the first half and the Company expects this trend to continue. Weather conditions can have an impact on the sale of certain product lines. For instance, unseasonably warm weather has adversely affected the Company's sales of winter clothing and footwear for the fourth quarter of 1994.

    Control by Existing Stockholders. Sidney W. Swartz owns over 99% of the Company's Class B Common Stock, and a trust for the benefit of his family owns 3,442,654 shares of Common Stock. Thus, Mr. Swartz alone holds over 80% of the combined voting power of the Company's capital stock and the trust holds more than 45% of the outstanding Common Stock. This enables
Mr. Swartz to control the Company's affairs and the trust to exercise considerable influence over the election of all directions entitled to be elected by the holders of the Common Stock voting separately as a class.

    Manufacturing. Some of the Company's products are manufactured in the Dominican Republic and sourced from third-party suppliers abroad, and imports from these locations may, in the future, be subject to restrictions by the United States.

                              USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale by the Selling Stockholder of the Common Stock offered hereby.

                            SELLING STOCKHOLDER

    Thomas R. Schwarz is the owner of the 18,750 shares of Common Stock being offered pursuant to this Prospectus. Mr. Schwarz was formerly a director of the Company until July 14, 1994. He acquired these shares pursuant to the exercise of an option to purchase such shares granted to him in a Stock Option Agreement dated March 20, 1988. The option was granted as part of an employee benefit plan and was granted as part of Mr. Schwarz's compensation for acting as director of the Company. Prior to this offering, Mr. Schwarz owned 18,750 shares of Common Stock.

                            PLAN OF DISTRIBUTION

The Selling Stockholder may sell from time to time and at any time, the Common Stock being offered hereby: (i) directly to purchasers; (ii) to dealers; (iii) through agents; or (iv) through a combination of any such methods of sale.




                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Timberland Company (the "Registrant" or the "Company") hereby incorporates the following documents herein by reference:

     (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1993, as amended, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended (the "Act").

     (b) The Company's quarterly reports filed on Form 10-Q for the fiscal quarters ended April 1, 1994, July 1, 1994 and September 30, 1994 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (c) The description of the Company's Class A Common Stock, $0.01 par value per share, contained in the Company's Registration Statement on Form 8-A (Commission File Number 1-9548), filed pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference from the date of filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 8 of the Company's Restated Certificate of Incorporation, as amended, requires that the Company indemnify directors and officers to the maximum extent permitted by Delaware law, and also, upon request, to advance litigation expenses to directors and officers. Section 9 provides that no director of the Company shall be liable for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to eliminate or limit the personal liability of a director to the Corporation and its stockholders for monetary damages for any breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

Item 7.     Exemption From Registration Claimed.

The sale of 18,750 shares of restricted Common Stock to the Selling Stockholder was exempted from registration under Section 4(2) of the Securities Act of 1933. These shares were issued when the stockholder exercised an option issued to him under an employee benefit plan that the Company entered into with the Selling Stockholder on March 20, 1988. The employee benefitplan is contained in the Stock Option Agreement dated March 20, 1988 (filed as Exhibit 4 to this Registration Statement). The shares being reoffered pursuant to this registration statement were not issued as part of any public offering.

Item 8.     Exhibits.

Exhibit Number

  4         Stock Option Agreement.

  15        Letter re Unaudited Interim Financial Information.

  23        Consent of Deloitte & Touche L.L.P.

  24 Powers of Attorney (included on page 12 of this Registration Statement under the caption "Power of Attorney").

Item 9.       Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stratham, State of New
Hampshire, on the 15th day of December, 1994.

                             THE TIMBERLAND COMPANY


                             By: /s/ Sidney W. Swartz
                                 Sidney W. Swartz
                                 Chief Executive Officer

                             POWER OF ATTORNEY

    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes Sidney W. Swartz, Jeffrey B. Swartz and Dennis W. Hagele, and each of them singly, his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration
Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

Signature                Capacity in Which Signed          Date

/s/ Sidney W. Swartz                                     12/15/94
  Sidney W. Swartz         Chairman of the Board, Chief
                       Executive Officer, President and
                         Director (principal executive
                                 officer)

/s/ Keith D. Monda                                       12/15/94
Keith D. Monda          Senior Vice President-Finance and
                            Administration and Chief
                          Financial Officer (principal
                               financial officer)

/s/ Dennis W. Hagele                                     12/15/94
Dennis W. Hagele         Corporate Controller and Chief
                      Accounting Officer (controller and
                         principal accounting officer)

/s/ Jeffrey B. Swartz                                    12/15/94
Jeffrey B. Swartz          Executive Vice President
                         Chief Operating Officer and
                                 Director

/s/ John F. Brennan                                      12/15/94
John F. Brennan                  Director

/s/ Abraham Zaleznik                                     12/15/94
Abraham Zaleznik                 Director

/s/ Robert M. Agate                                      12/15/94
Robert M. Agate                  Director






                               EXHIBIT INDEX


    Number      Title of Exhibit                       Page

      4         Stock Option Agreement                  14

     15         Letter re Unaudited Interim
                Financial Information                   16

     23         Consent of Deloitte & Touche L.L.P.     17

     24         Powers of Attorney (included on
                page 12 of this Registration Statement
                under the caption "Power of Attorney")